Exhibit 10.2

GENTHERM INCORPORATED

2013 Equity Incentive Plan

Restricted Stock UNIT Award Agreement

TIME-BASED GRANT

Gentherm Incorporated, a Michigan corporation (the “Corporation”), as permitted by the Gentherm Incorporated 2013 Equity Incentive Plan (the “Plan”), hereby grants to the individual listed below (the “Participant”), a restricted stock unit (“RSU”) award as described herein, subject to the terms and conditions of the Plan and this Restricted Stock Unit Award Agreement (“Agreement”).

Unless otherwise defined in this Agreement, the terms used in this Agreement have the same meaning as defined in the Plan.

1.Notice of Restricted Stock Unit Award.

Participant:	[ ]
Grant Date:	[ ]
Number of RSUs in Award:	[ ]

2.Grant of RSU Award.  The Corporation hereby grants to the Participant, as of the Grant Date, the number of RSUs set forth in the table above.

3.Vesting.   Except as otherwise provided in this Agreement, the RSUs shall become vested in the following amounts on the following dates; provided, however, that the portion of the RSUs scheduled to become vested on any such vesting date shall vest on such vesting date only if the Participant remains continuously employed on a full-time basis with the Corporation or its Subsidiaries from the Grant Date until such vesting date:

Anniversary of Grant Date (each, a “Normal Vesting Date”)	RSUs Vested on Normal Vesting Date
First Second Third	[ ] [ ] [ ]

4.Qualifying Termination Prior to Any Normal Vesting Date.  Notwithstanding Section 3 of this Agreement but subject to the notice and release requirements set forth below in this Section 4, if at any time prior to any Normal Vesting Date, there is a “termination of employment” (as defined in the Plan) of the Participant, other than due to the Participant’s death or “Disability” (as defined in Section 6 hereof), or in connection with a “Change in Control” (as defined in Section 6 hereof), any unvested RSUs shall be forfeited.  If there is a termination of employment due to the Participant’s death or Disability prior to any Normal Vesting Date, then any unvested RSUs shall become vested as of the date of the Participant’s termination of employment. The vesting of unvested RSUs under this Section 4 is conditioned upon the Participant (or, in the case of the Participant’s death, an executor or administrator of the Participant’s estate) signing and delivering to the Corporation, and there becoming irrevocable, within 30 days after the date of such employment termination, a general release of claims (in form and substance reasonably acceptable to the Corporation) by which the Participant releases the Corporation and its affiliated entities and individuals from any claim arising from the Participant’s employment by, and termination of employment with, the

Corporation and its Subsidiaries, in consideration for the receipt and vesting of the RSUs. Any RSUs that would have otherwise vested under this Section 4 shall be forfeited if the general release does not become effective and irrevocable on or before the 30th day following the Participant’s termination of employment.

5.Change in Control.  Notwithstanding Section 3 of this Agreement, if there is a Change in Control of the Corporation prior to any Normal Vesting Date, and if within 12 months after the Change in Control, the Participant’s employment is terminated by the Corporation or a Subsidiary (or a successor thereof) without “Cause” (as defined in Section 6 hereof) or by the Participant for “Good Reason” (as defined in Section 6 hereof), any unvested RSUs at the time of such termination of employment shall become vested upon such termination of employment.

6.Definitions.  The following definitions shall apply for purposes of this Agreement:

(a)Cause.  “Cause” means the Participant’s: (i) engaging in any act that constitutes serious misconduct, theft, fraud, material misrepresentation, serious dereliction of fiduciary obligations or duty of loyalty to the Corporation or a Subsidiary; (ii) conviction of a felony, or a plea of guilty or nolo contendere to a felony charge or any criminal act involving moral turpitude or which in the reasonable opinion of the Board brings you, the Board, the Corporation or any affiliate into disrepute; (iii) neglect of or negligent performance of your employment duties; (iv) willful, unauthorized disclosure of material confidential information belonging to the Corporation or a Subsidiary, or entrusted to the Corporation or a Subsidiary by a client, customer, or other third party; (v) repeatedly being under the influence of drugs or alcohol (other than prescription medicine or other medically related drugs to the extent that they are taken in accordance with their directions) during the performance of the Participant’s employment duties or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of the Participant’s employment duties; (vi) repeated failure to comply with the lawful directions of the Participant’s superior that are not inconsistent with the terms of the Participant’s employment; (vii) any material failure to comply with the Corporation's or a Subsidiary’s written policies or rules; or (viii) actual engagement in conduct that violates applicable state or federal laws governing the workplace that could reasonably be expected to bring the Corporation or any affiliate into disrepute. In order for the Corporation or a Subsidiary to terminate the Participant’s employment for Cause under any of clauses (iii), (v), (vi) or (vii) in the preceding sentence, the Corporation or a Subsidiary must provide the Participant with written notice of its intention to terminate employment for Cause and describing the acts or omissions upon which such termination for Cause is based, and the Participant will be provided a 30-day period from the date of such notice within which to cure or correct such acts or omissions if they are reasonably susceptible of cure or correction.

(b)Change in Control.  “Change in Control” means any transaction or event, or series of related transactions or events, which constitutes both a “Change in Control” as defined in the Plan and a “change in control event” as defined in Treasury Regulation section 1.409A-3(i)(5).

(c)Good Reason. “Good Reason” means in respect of the Corporation and the Subsidiaries and without the Participant’s consent: (i) the occurrence of a material diminution in the Participant’s authority, duties, or responsibilities (other than temporarily while the Participant is physically or mentally incapacitated or as required by applicable law); (ii) a material adverse change in the reporting structure applicable to the Participant; (iii) a relocation of the Participant's principal place of employment by more than 50 miles; or (iv) a material reduction in the Participant’s aggregate base salary and target bonus (other than a general reduction that affects all similarly situated executives in substantially the same proportions); provided, however, that the Participant shall be considered to have terminated employment for Good Reason only if (A) the Participant provides notice to the Corporation of the event or condition meeting the foregoing definition of Good Reason within 30 days after the initial occurrence of such event or condition, (B) the Corporation or the applicable Subsidiary fails to correct such event or condition within

30 days of receiving notice thereof from the Participant, and (C) the Participant terminates employment with the Corporation and the Subsidiaries within 30 days after the expiration of such correction period.

(d)Disability.  “Disability” means the Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected either to result in death or to last for an uninterrupted period of not less than 12 months.

7.Forfeiture.  Upon the Participant’s termination of employment with the Corporation and its Subsidiaries for any reason prior to any Normal Vesting Date, any RSUs that do not become vested upon such employment termination in accordance with the terms of this Agreement shall be immediately canceled and forfeited for no consideration as of the Participant’s termination of employment.  Any RSUs that are outstanding but do not become vested on the third and final Normal Vesting Date in accordance with the terms of this Agreement shall be cancelled and forfeited for no consideration as of such date.

8.Settlement of RSUs.  Subject to the withholding tax provisions of Section 12 hereof, within 10 business days after the date upon which an RSU becomes vested in accordance with the terms of this Agreement, the Corporation shall issue or transfer to the vested Participant one share of common stock, no par value, of the Corporation (“Common Stock”) per each RSU; provided, however, if RSUs vest in accordance with Section 5 hereof, the Corporation (or a successor thereto) shall issue or transfer to the Participant such shares of Common Stock or common stock of the successor having approximately equivalent value (and references herein to Common Stock issued on vesting shall include such successor common stock, if applicable).

9.Rights As Shareholder.  Until and if shares of Common Stock are issued in settlement of vested RSUs, the Participant shall not have any rights of a shareholder (including voting and dividend rights) in respect of the Common Stock underlying the RSUs.

10.Adjustments. In the event of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization of or by the Corporation that occurs after the Grant Date and prior to the applicable date of settlement of the RSUs, appropriate adjustments shall be made to the RSUs so that they represent the right to receive upon settlement any and all substituted or additional securities or other property (other than cash dividends) to which the Participant would have been entitled if the Participant had owned, at the time of such stock dividend, stock split, recapitalization, merger, consolidation, or reorganization, the Common Stock that may be issued upon vesting of the RSUs.

11.Non-Transferability of Award.  Neither the RSUs nor any interest in the RSUs may be transferred, assigned, pledged, hypothecated or borrowed against, except for a transfer under the laws of descent or distribution as a result of the death of the Participant. The terms of the Plan and this Agreement shall be binding upon the Participant’s executors, administrators, heirs, successors and assigns.  Any attempt to transfer, assign, pledge, hypothecate or borrow against the RSUs in violation of this Section 11 in any manner shall be null and void and without legal force or effect.

12.Withholding Obligations.  The Participant shall be responsible for all taxes required by law to be withheld by the Corporation or a Subsidiary in respect of the grant, vesting or settlement of the RSUs, and the Corporation may make any arrangements it deems appropriate to ensure payment of any such tax by the Participant. In its Discretion and by way of example and without limitation (i) the Corporation may require the Participant to make a cash payment to the Corporation in an amount equal to any such withholding tax obligation at the time or at any time after such withholding tax obligation is due and payable, (ii) the Corporation may retain and not issue to the Participant that number of shares of Common Stock otherwise issuable upon settlement of vested RSUs which have a then value equal to the amount of any such withholding tax, or (iii) the Corporation or any Subsidiary may collect any such withholding tax by reducing any compensation or other amount otherwise then or thereafter owing by the Corporation or any Subsidiary to the Participant.

13.The Plan; Amendment.  This Award is subject in all respects to the terms, conditions, limitations and definitions contained in the Plan, which is incorporated herein by reference.  In the event of any discrepancy or inconsistency between this Agreement and the Plan, the terms and conditions of the Plan shall control.  The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Corporation and the Participant. The Corporation shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

14.Rights of Participant; Regulatory Requirements.  Without limiting the generality of any other provision of this Agreement or the Plan, Sections 21 and 22 of the Plan pertaining to the limitations on the Participant’s rights and certain regulatory requirements are hereby explicitly incorporated into this Agreement.

15.Notices.  Notices hereunder shall be mailed or delivered to the Corporation at its principal place of business and shall be mailed or delivered to the Participant at the address on file with the Corporation or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

16.Governing Law.  This Agreement shall be legally binding and shall be executed and construed and its provisions enforced and administered in accordance with the laws of the State of Michigan, without regard to its choice of law or conflict of law provisions that would cause the application of the laws of any jurisdiction other than the State of Michigan.

17.Data Privacy Notice.  Participant hereby acknowledges that the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other RSU grant materials by the Corporation (and its Subsidiaries) is necessary for the purpose of implementing, administering and managing Participant’s participation in the Plan. The Participant authorizes, agrees and unambiguously consents to the transmission by the Corporation (and its Subsidiaries) of any personal data information related to this Award for legitimate business purposes (including, without limitation, the administration of the Plan).  This authorization and consent is freely given by the Participant.

Participant understands that the Corporation and its Subsidiaries may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number (e.g., resident registration number), salary, nationality, job title, details of all RSUs or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the purpose of implementing, administering and managing the Plan.

Participant understands that Data will be transferred to Merrill Lynch, Pierce, Fenner & Smith Inc., and its related companies (“Merrill Lynch”) or any stock plan service provider as may be selected by the Corporation in the future, which is assisting the Corporation with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country of operation (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Corporation, Merrill Lynch, any stock plan service provider selected by the Corporation and any other possible recipients which may assist the Corporation (presently or in the future) with implementing, administering and managing the Plan may receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan plus any required period thereafter for purposes of complying with data retention policies and procedures. Participant understands that based on where s/he resides, s/he may have additional rights with respect to personal data collected, used or transferred in connection with this Agreement or any other RSU grant materials by the Corporation (and its Subsidiaries), and Participant may contact in writing his or her local human resources representative.

18.Binding Agreement; Assignment.  This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Corporation and its successors and assigns.  The Participant shall not assign (except in accordance with Section 11 hereof) any part of this Agreement without the prior express written consent of the Corporation.

19.Headings.  The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

20.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

21.Severability.  The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

22.Acquired Rights.  The Participant acknowledges and agrees that: (a) the Corporation may terminate or amend the Plan at any time; (b) the award of the RSUs made under this Agreement is completely independent of any other award or grant and is made in the Discretion of the Corporation; (c) no past grants or awards (including, without limitation, the RSUs awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) none of the benefits granted under this Agreement are part of the Participant's ordinary salary or compensation, and shall not be considered as part of such salary or compensation in the event of or for purposes of determining the amount of or entitlement to severance, redundancy or resignation or benefits under any employee benefit plan.

23.Restrictive Covenants; Compensation Recovery.  By signing this Agreement, the Participant acknowledges and agrees that this Award or any Award previously granted to Participant by the Corporation or a Subsidiary shall be subject to forfeiture as a result of the Participant's violation of any agreement with the Corporation regarding non-competition, non-solicitation, confidentiality, inventions and/or other restrictive covenants (the “Restricted Covenant Agreements”).  For avoidance of doubt, compensation recovery rights to shares of Common Stock (including such shares acquired under previously granted equity awards) shall extend to the proceeds realized by the Participant due to the sale or other transfer of such shares.  The Participant’s prior execution of the Restricted Covenant Agreements was a material inducement for the Corporation's grant of this Award.

24.Code Section 409A.   It is intended that this Award be exempt from or comply with Section 409A of the Code and this Agreement shall be interpreted and administered in a manner which effectuates such intent; provided, however, that in no event shall the Corporation or any Subsidiary be liable for any additional tax, interest or penalty imposed upon or other damage suffered by the Participant on account of this Award being subject to but not in compliance with Section 409A of the Code.

Signature Page Follows

GENTHERM INCORPORATED

By:  ___________________________

Name: Matteo Anversa

Title: Chief Financial Officer

Dated: [  ]

PARTICIPANT ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS RESTRICTED STOCK UNIT AWARD AGREEMENT, NOR IN THE CORPORATION’S 2013 EQUITY INCENTIVE PLAN, AS AMENDED, WHICH IS INCORPORATED INTO THIS AGREEMENT BY REFERENCE, CONFERS ON PARTICIPANT ANY RIGHT WITH RESPECT TO CONTINUATION AS AN EMPLOYEE OF THE CORPORATION OR ANY PARENT OR ANY SUBSIDIARY OR AFFILIATE OF THE CORPORATION, NOR INTERFERES IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE CORPORATION’S RIGHT TO TERMINATE PARTICIPANT’S EMPLOYMENT WITH THE CORPORATION OR ANY PARENT OR ANY SUBSIDIARY OR AFFILIATE OF THE CORPORATION AT ANY TIME, WITH OR WITHOUT CAUSE AND WITH OR WITHOUT PRIOR NOTICE.

BY ACCEPTING THIS AGREEMENT, PARTICIPANT ACKNOWLEDGES RECEIPT OF A COPY OF THE PLAN AND REPRESENTS THAT THE PARTICIPANT IS FAMILIAR WITH THE TERMS AND PROVISIONS OF THE PLAN.  PARTICIPANT ACCEPTS THE RESTRICTED STOCK UNITS SUBJECT TO ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  PARTICIPANT HAS REVIEWED THE PLAN AND THIS AGREEMENT IN THEIR ENTIRETY.  PARTICIPANT AGREES TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE COMMITTEE UPON ANY QUESTIONS ARISING UNDER THE PLAN OR THIS AGREEMENT.

By:______________________________________ Name: [ ] Dated: __________________________________